Exhibit 99.2

     Red Hat Announces Expansion of Stock Repurchase Program and
                Authorizes Debenture Repurchase Program

    RALEIGH, N.C.--(BUSINESS WIRE)--March 31, 2005--Red Hat, Inc. (NASDAQ:RHAT), the world's leading provider of open source solutions to the enterprise, today announced that its Board of Directors has authorized the expansion of its previously announced common stock repurchase program. Under the expanded program, the Company is authorized to repurchase in aggregate up to $250 million of the Company's common stock. Based on the previously announced common stock repurchase program, Red Hat has already repurchased approximately $100 million of the expanded $250 million authorization. The Company also announced that its Board of directors has authorized the repurchase of up to $50 million of the Company's 0.5% Convertible Senior Debentures due 2024. Repurchases of common stock and Convertible Debentures may be effected from time to time, either on the open market or in privately negotiated transactions, as appropriate and applicable.
    "We believe it is in the best interest of our shareholders for the Company to engage in this repurchase program. In addition, the repurchase program will help to offset dilution associated with our employee stock plans and our Convertible Debentures," said Charles Peters, Chief Financial Officer and Executive Vice President.
    The timing and the amount of any repurchased common stock and any Convertible Debentures will be determined by the Company's management based on its evaluation of market conditions and other factors. Repurchases of common stock may also be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased common stock will be available for use in connection with its stock plans and for other corporate purposes. All Convertible Debentures will be retired and canceled.
    The repurchase program will be funded using the Company's working capital. As of February 28, 2005, the Company had cash and investments in debt securities of approximately $929 million.
    Red Hat had approximately 177 million shares of common stock outstanding as of February 28, 2005.

    About Red Hat, Inc.

    Red Hat, the world's leading open source and Linux provider, is headquartered in Raleigh, N.C. with offices spanning the globe. Red Hat is leading Linux and open source solutions into the mainstream by making high quality, low cost technology accessible. Red Hat provides operating system software along with middleware, applications and management solutions. Red Hat also offers support, training, and consulting services directly to its customers worldwide and through its channel partners. Red Hat's Open Source strategy offers customers a long-term plan for building infrastructures that are based on and leverage open source technologies with a focus on security and ease of management. Learn more: http://www.redhat.com. For investor inquiries, contact Gabriel Szulik at Red Hat, (919) 754-4439.

    Forward-Looking Statements

    Any statements in this press release regarding the Company's intention to repurchase shares of its common stock and its Convertible Debentures from time to time under the repurchase program, the intended use of any repurchased common stock and the source of funding, including the words "may", "believe" and "will" are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual events may differ materially from those indicated or suggested by such forward looking statements as a result of various important factors including, among others, the market price of the Company's common stock and Convertible Debentures prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, general economic condition, and other factors as identified in the Company's most recent Quarterly Report on Form 10-Q filed with the SEC (a copy of which may be accessed through the SEC's website at http://www.sec.gov). In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

    CONTACT: Red Hat, Inc.
             Leigh Day, 919-754-4369
             lday@redhat.com
             or
             Investor Contact:
             Red Hat, Inc.
             Gabriel Szulik, 919-754-4439
             gszulik@redhat.com